Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Hanmi Financial Corporation:

We consent to the incorporation by reference in the registration statement on Form S-3 of Hanmi Financial Corporation of our report dated February 20, 2004, with respect to the balance sheets of Pacific Union Bank as of December 31, 2003 and 2001, and the related statements of operations, changes in shareholders’ equity and comprehensive income, and cash flows for each of the years ended December 31, 2003 and 2001, which report appears in the December 31, 2003 annual report on Form 10-K of Pacific Union Bank. We also consent to the reference to our firm under the heading “Experts” in such registration statement.

/s/ KPMG LLP
Los Angeles, California
September 1, 2004